Exhibit 99.1

CHEMRING GROUP PLC COMPLETES ACQUISITION OF

HI-SHEAR TECHNOLOGY CORPORATION

25 November 2009

Chemring Group PLC announces that it has successfully completed its acquisition of Hi-Shear Technology Corporation (“Hi-Shear”), having received the necessary approvals. The acquisition was first announced on 16 September 2009.

Hi-Shear, based in Los Angeles, USA, is a leading manufacturer of high reliability energetic solutions that perform critical functions in key US space and defence programmes, including satellites, space launch vehicles, missile defence and aircrew egress. Its products include low shock pyrotechnic satellite separation systems, space-qualified initiators, electronic missile safe/arm devices and acoustic initiators for underwater explosive ordnance disposal (EOD) applications.

For further information:

Dr David Price	Chief Executive, Chemring Group PLC	01489 881880
Paul Rayner	Finance Director, Chemring Group PLC	01489 881880
Rupert Pittman	Cardew Group	020 7930 0777